NEWS RELEASE FOR IMMEDIATE RELEASE Media Contact: Breeanna Straessle 615.986.5886 media.relations@lpcorp.com Kelly Barrett Appointed to LP Building Solutions Board of Directors NASHVILLE, Tenn. (Feb. 27, 2025) – LP Building Solutions (LP; NYSE: LPX), a leading manufacturer of high-performance building products, today announced the appointment of Kelly Barrett to its Board of Directors, effective February 25, 2025. “We are pleased to welcome Kelly to LP’s Board of Directors,” said LP Chair and Chief Executive Officer Brad Southern. “She is a highly accomplished executive with a strong track record in senior finance leadership and general management at scale. Her expertise will be instrumental as we continue executing our strategic vision and driving sustainable growth.” Barrett brings extensive leadership experience, having held several senior roles during her 16-year tenure at The Home Depot, Inc., the world's largest home improvement specialty retailer. Her positions included Vice President and Corporate Controller, Vice President of Internal Audit and Corporate Compliance, and most recently, Senior Vice President of Home Services. Prior to joining The Home Depot, she served as Senior Vice President and Chief Financial Officer of Cousins Properties, Inc. for over a decade and began her career as an Audit Manager at Arthur Andersen LLP. Beyond her professional achievements, Barrett is an active leader in corporate governance and community service. She serves on the Georgia Institute of Technology Board of Trustees, the Advisory Board of the Scheller College of Business, and the YMCA of Greater Atlanta Board of Directors. In recognition of her contributions, she received the YMCA’s highest honor, the Bransby Christian Leadership Award. She is also a board member of the National Association of Corporate Directors, where she previously served as Program Chair. Barrett holds a Bachelor of Science in Industrial Management from Georgia Institute of Technology, where she was recently honored with the 2023 Joseph Mayo Pettit Distinguished Service Award. About LP Building Solutions As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub- Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore® Thermal Insulated Sheathing and LP® TopNotch® 350 Durable Sub-Flooring) and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile and Brazil. For more information, visit LPCorp.com.

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